Exhibit 23.2

As an independent registered public accounting firm, we hereby consent to the use, in the Registration Statement on Form S-1, of our report dated March 3, 2008, relating to the financial statements of Organic Alliance, Inc. (formerly NB Design and Licensing, Inc.) as of December 31, 2007 and 2006 and for the years then ended.  We also consent to the reference to our firm under the caption “Experts” in the Prospectus contained in said Registration Statement filed with the Securities and Exchange Commission.

/s/ Weaver & Martin, LLC Weaver & Martin, LLC

Kansas City, Missouri
September 5, 2008